Exhibit 10.2

RESTRICTIVE COVENANT AGREEMENT

This Restrictive Covenant Agreement (this “Agreement”), dated September 30, 2011, is made by and between NCO Group, Inc., a Delaware corporation (the “Company”), and Marc Simon (the “Director”).

Recitals

In connection with the election of the Director as a member of the Company’s Board of Directors, the Director has agreed to provide the Company with certain restrictive covenants, upon the terms and conditions set forth herein.

Agreement

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, the Company and the Director hereby agree as follows:

1.                                      Definitions.

1.1.                            “Affiliate” means any Person or entity controlling, controlled by or under common control with the Company.

1.2.                            “Board” means the Board of Directors of the Company.

1.3.                            “Effective Date” means the date of this Agreement first written above.

1.4.                            “Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, investment fund, any other business entity and a governmental entity or any department, agency or political subdivision thereof.

1.5.                            “Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body, or, if there are no such voting interests, 50% or more of the equity interests of which is owned directly or indirectly by such first Person or by another subsidiary of such first Person.

1.6.                            “Termination Date” means the date the Director no longer serves on the Board for any reason.

2.                                      Restrictive Covenants.  As an inducement for the Company to elect the Director to serve on the Board, the Director hereby agrees to the restrictive covenants contained this Section.

2.1.                            Non-Competition.  During the period commencing on the Effective Date and until the third anniversary of the Termination Date (the “Restricted Period”), the Director

shall not, without the advance written consent of the Board, such consent to be granted or withheld in the Board’s sole discretion, either directly or indirectly, engage or assist anyone else in engaging in (including, without limitation, as a director, executive officer or employee of or consulting or giving advise with respect to) the outsourced call center business or the business of providing debt collection services to third parties (the “Restricted Business”).

2.2.                            Non-Solicitation.  During the Restricted Period, the Director shall not (except on the Company’s behalf), directly or indirectly, on his own behalf or on behalf of any other person, firm, partnership, corporation or other entity, solicit any past, present or prospective customer of the Company or any of its affiliates (each, a “Customer”) for Restricted Business.  After the Termination Date, a past or prospective Customer shall be limited to such Customer measured within the three (3) year period prior to the Termination Date, “prospective Customers” shall include only those known to the Director prior to the Termination Date.  During the Restricted Period, the Director shall not (except on the Company’s behalf), directly or indirectly, on his own behalf or on behalf of any other person, firm, partnership, corporation or other entity, solicit for employment or hire any individual who was a vice president or more senior officer of the Company or any of its affiliates at any time after the date hereof and prior to the Termination Date, who either (A) is employed by the Company or any of its affiliates at the time of such solicitation or (B) has been so employed within 6 months prior to such solicitation.

2.3.                            Confidentiality.  The Director shall not, during the Director’s service as a member of the Board and at any time thereafter, without the prior express written consent of the Company, directly or indirectly divulge, disclose, or make available or accessible any Confidential Information (as defined below) to any person, firm, partnership, corporation, trust or any other entity or third party or use for his own benefit or the benefit of any other person or entity (in each case, other than when required to do so in good faith to perform the Director’s duties and responsibilities or when required to do so by a lawful order of a court of competent jurisdiction, any governmental authority or agency, or any recognized subpoena power).  The Director shall also proffer to the Board’s designee within 5 business days of a written request therefor, and without retaining any copies, notes or excerpts thereof, to the extent permitted by law, all memoranda, computer disks or other media, computer programs, diaries, notes, records, data, customer or client lists, marketing plans and strategies, and any other documents consisting of or containing Confidential Information that are in the Director’s possession.  For purposes of this Agreement, “Confidential Information” shall mean all information respecting the business and activities of the Company, or any Affiliate, including, without limitation, the terms and provisions of this Agreement, the clients, customers, suppliers, employees, consultants, computer or other files, projects, products, computer disks or other media, computer hardware or computer software programs, marketing plans, financial information, methodologies, know-how, processes, practices, approaches, projections, forecasts, formats, systems, data gathering methods and/or strategies of the Company or any Affiliate which is disclosed to the Director by the Company during the period of time that the Director is a member of the Board of Directors of the Company.  Notwithstanding the immediately preceding sentence, Confidential Information shall not include (i) any information that is, or becomes, generally available to the public (unless such availability occurs either as a result of the Director’s breach of any portion of this Section 2.3), (ii) that is or becomes available to the Director on a non-confidential basis from a source other than the Company or any of its Subsidiaries, provided that such source is not known by the

Director to be prohibited from disclosing the Confidential Information to Director, or (iii) that was known by the Director prior to the disclosure by the Company.

2.4.                            Injunctive Relief.  The Director acknowledges and agrees that the Company will have no adequate remedy at law and would be irreparably harmed, if the Director actually breaches or threatens to breach any of the provisions of this Section 2.  The Director agrees that the Company shall be entitled to equitable and/or injunctive relief to prevent any actual breach or threatened breach of this Section 2, and to specific performance of each of the terms of such Section in addition to any other legal or equitable remedies that the Company may have.  The Director further agrees that he shall not, in any equity proceeding relating to the enforcement of the terms of this Section 2, raise the defense that the Company has an adequate remedy at law.

2.5.                            Special Severability.  The terms and provisions of this Section 2 are intended to be separate and divisible provisions and if, for any reason, any one or more of them is held to be invalid or unenforceable, neither the validity nor the enforceability of any other provision of this Agreement shall thereby be affected.  It is the intention of the parties to this Agreement that the potential restrictions on the Director’s future employment imposed by this Section 2 be reasonable in both duration and geographic scope and in all other respects.  If for any reason any court of competent jurisdiction shall find any provisions of this Section 2 unreasonable in duration or geographic scope or otherwise, the restrictions and prohibitions contained herein shall be effective to the fullest extent allowed under applicable law in such jurisdiction.

2.6.  Other Obligations of Director.  The Company acknowledges and agrees that the Director is an officer and director of HALO Branded Solutions, Inc. (“HALO”) and has fiduciary duties thereto (such duties, collectively referred to as the “HALO Duties”).  Notwithstanding anything hereto to the contrary, nothing herein shall in any way limit or restrict the Director from complying with his HALO Duties and the Director shall not be deemed to be in breach of any obligations hereunder or duties to the Company or its stockholders to the extent any action taken by the Director is reasonably required as a result of any such HALO Duties.

3.                                      Successors.  This Agreement is personal to the Director and, without the prior express written consent of the Company, shall not be assignable by the Director.  This Agreement shall inure to the benefit of and be enforceable by the Director’s heirs, beneficiaries and/or legal representatives.  This Agreement shall inure to the benefit of and be binding upon the Company and its respective successors, purchasers and assigns.

4.                                      Miscellaneous.

4.1.                            Applicable Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applied without reference to principles of conflict of laws.  Both the Director and the Company agree to appear before and submit exclusively to the jurisdiction of the federal courts located within State of Delaware, with respect to any controversy, dispute, or claim arising out of or relating to this Agreement.

4.2.                            Arbitration.  In the event of any dispute or controversy between the Company and the Director with respect to any of the matters set forth herein, except to the extent that the Company is seeking injunctive relief pursuant to Section 2 hereunder, both the Company and the Director agree to submit such dispute or controversy to binding arbitration, to be conducted in Delaware, pursuant to the then prevailing rules and regulations of the American Arbitration Association, with one arbitrator presiding.  The arbitration award shall be enforceable in any court of competent jurisdiction.  In the event the Company is seeking injunctive relief hereunder, the Director agrees to submit himself to any court of competent jurisdiction within the State of Delaware and the Director hereby waives any objections which he may now or hereafter have to the laying of venue for any action seeking injunctive relief under this Agreement brought in such courts and hereby further irrevocably waives and agrees not to plead or claim in any such court that such action or proceeding has been brought in an inconvenient forum.

4.3.                            Amendments.  This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

4.4.                            Notices.  All notices and other communications hereunder shall be in writing and shall be given by hand-delivery to the other party by email, reputable overnight courier, by facsimile or registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

To the Company:	NCO Group, Inc.
507 Prudential Road
Horsham, PA 19044

With a copy to Company’s counsel at:	Dechert LLP
2929 Arch Street
Philadelphia, PA 19102
Facsimile: 215-994-2222
Attention: Ian A. Hartman

To the Director:	at his residence address most recently filed with the Company;

or to such other address as any party shall have furnished to the other in writing in accordance herewith.  All such notices shall be deemed to have been duly given: (i) when delivered personally or emailed to the recipient, (ii) one (1) business day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) upon transmission by facsimile if a customary confirmation of transmission is received during normal business hours and, if not, the next business day after transmission, or (iv) four (4) business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid.

4.5.                            Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

4.6.                            Captions.  The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

4.7.                            Counterparts.  This Agreement may be executed in one or more counterparts each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same Agreement.

4.8.                            Entire Agreement.  This Agreement contains the entire agreement between the parties, including their respective affiliates, concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto.

[Remainder of page intentionally omitted]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth above.

NCO GROUP, INC.

By:	/s/ Joshua Gindin
Name:	Joshua Gindin
Its:	EVP

INTENDING TO BE LEGALLY BOUND, I hereby set my hand below:

/s/ Marc S. Simon
Marc Simon

Dated: 10/1/2011

[Signature Page to Restrictive Covenant Agreement]